CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer International Bond Fund:

We consent to the use of our report dated November 23, 2016, with respect to the consolidated financial statements and consolidated financial highlights of Oppenheimer International Bond Fund and subsidiary as of September 30, 2016, incorporated by reference herein, and to the references to our firm under the headings “Consolidated Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Consolidated Financial Statements” in the Statement of Additional Information.

/S/ KPMG LLP
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KPMG LLP

Denver, Colorado

January 25, 2017